Company Contact:	Porter, LeVay & Rose, Inc.

Barr Brown, CFO & Sr. Vice President	Cheryl Schneider, VP – Investor Relations
337-233-1307	Jeff Myhre, VP – Editorial
212-564-4700

Tom Gibson – VP Media Relations
201-476-0322
FOR IMMEDIATE RELEASE
LHC GROUP INCREASES ITS FOOTPRINT IN ALABAMA AND ARKANSAS, C.O.N. STATES
Will Acquire Home Health and Hospice in Forrest City, AR and
67% Interest in Athens Limestone Home Health in Athens, AL
LAFAYETTE, LA, May 2, 2006 — LHC Group, Inc. (NASDAQ: LHCG), a provider of post-acute healthcare services primarily in rural markets in the southern United States, announced today that it has signed Letters of Intent for two acquisitions. The acquisitions include 100% interest in the home health and hospice operations in Forrest City, Arkansas from the Baptist Memorial Home Care of Memphis, Tennessee, and a 67% interest in Athens Limestone Home Health from Athens Limestone Hospital in Athens, Alabama. Both of these acquisitions are in Certificate of Need (C.O.N.) states.
Combined FYE 2005 net revenues for these two acquisitions were $4 million, of which approximately 80% was from Medicare. Both acquisitions will be financed by proceeds from the Company’s IPO, and are expected to close before the end of the second quarter of 2006.
The Forrest City acquisition involves both home health and hospice services, and spans five counties in east Arkansas that have a population of 157,000 in the primary service area. The average census of home health and hospice is 135 patients. LHC Group will be operating the agency, which has 26 employees, under the new name Arkansas Home Health of Forrest City. The agency has been in operation for more than twenty five years in Forrest City.
LHC Group is also purchasing a 67% interest in Athens-Limestone Home Health from Athens-Limestone Hospital, which will be operated as a joint venture. Athens-Limestone Home Health’s service area includes Limestone County as well as four contiguous counties in north central Alabama, whose primary service area has a population of 126,000. The average census of Athens Limestone Home Health is 160 patients, and there are currently 30 employees.
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Keith Myers, President and CEO of LHC Group said, “LHC Group is very happy to welcome both Forrest City and Athens-Limestone Home Health to our growing family. Forrest City’s history of service to the community goes back more than 25 years, and we are extremely pleased that these dedicated employees will be joining the LHC Group Family. Continuity of service is instrumental to our success and their expertise and ties to the community will be key as we work together to provide the highest quality service to patients and families in the area. Our plans include the opening of at least one de novo location in the West Memphis area under this newly acquired license.”
Mr. Myers continued, “Home health has always been an important service to the mission of Athens-Limestone Hospital. This community hospital embraces the same values that we hold very high, and we are confident that by working together, sharing resources and management skills, we will be able to offer an improved level of services to the patients in this community, while helping Athens-Limestone Hospital to improve its outreach to the citizens in its service area.”
Mr. Philip Dotson, CEO of Athens-Limestone Hospital said, “We believe that our forthcoming joint venture with LHC Group will benefit all of our constituents, from our dedicated nursing staff to our patients, and future patients. LHC’s integrity in the industry and its strong values were key to our decision to form the joint venture. We look forward to the many growth opportunities and increasing quality of service that together, our two organizations will provide.”
Mr. Myers concluded, “Our acquisitions team is actively seeking and evaluating other new opportunities, and our operations department will be working diligently on integrating both Athens-Limestone and Arkansas Home Health. We are clearly excited about our growth, and the possibilities for further expansion, as we continue to execute our two-pronged growth strategy — organic growth in our existing operations and acquisitions of companies that fit our culture, have a reputation for providing quality healthcare services in their service area, and have significant potential for growth.”
About LHC Group, Inc.
LHC Group is a provider of post-acute healthcare services primarily in rural markets in the southern United States. LHC Group provides home-based services through its home nursing agencies and hospices and facility-based services through its long-term acute care hospitals and rehabilitation facilities.
Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which may be identified by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate” or similar expressions, include statements regarding the future performance of Forrest City and Athens Limestone Home Health. Forward-looking statements involve a number of risks and uncertainties and there can be no assurance that any forward-looking statements will prove to be accurate. Important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements include: changes in reimbursement, changes in government regulations, changes in our relationships with referral sources, increased competition for our services, increased competition for joint venture and acquisition candidates and changes in the interpretation of government regulations. LHC Group undertakes no obligation to update or revise any forward-looking statements. Further information regarding risks, uncertainties and other factors that could adversely affect LHC Group or cause actual results to differ materially from those anticipated in forward-looking statements are included in LHC Group’s 10K for the year ended December 31, 2005 filed with the Securities and Exchange Commission.
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